UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MyoKardia, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing party:
	(4)	Date Filed:

Dear Shareholders,

In 2016, we strengthened and broadened our leadership, expanded our precision medicine platform and advanced a growing pipeline of potential therapies for the two most common heritable cardiomyopathies.

Cardiovascular disease continues to claim more lives than all cancers combined, yet innovative new therapies lag almost every other therapeutic area. At MyoKardia, we are pioneering a precision cardiovascular medicine approach with the potential to change that paradigm. The team at MyoKardia takes aim at difficult medical problems for which patients and physicians have few if any therapeutic alternatives.

We are proud of our progress in the development of novel therapies that target the underlying biomechanical defects of the heart muscle. New, topline data from our programs in hypertrophic cardiomyopathy, or HCM, and dilated cardiomyopathy, or DCM, are expected in the third quarter of this year.

We are hopeful that these data move us closer to an answer for patients and families struggling with these debilitating diseases, for which there are no approved therapies.
Following on great progress in 2016, we are building on a strong foundation to advance our programs in HCM and DCM:
Clinical Progress, Upcoming Milestones
•

Our Phase 2 PIONEER-HCM study of MYK-461 in symptomatic, obstructive (oHCM) patients was initiated in 2016, with topline data expected in the third quarter of 2017. We have outlined a path to registration for MYK-461, potentially involving a single Phase 3 pivotal study. Based on U.S. Food and Drug Administration (FDA) feedback, mortality-based efficacy endpoints will not be required for registration, and improvement in functional capacity and/or clinical symptoms may be suitable endpoints for registration.

•

We plan to initiate the EXPLORER -HCM trial of MYK-461 in symptomatic oHCM, based on PIONEER data, in the second half of 2017. Additionally, we plan to begin a clinical trial of MYK-461 in non-obstructive HCM patients in the second half of 2017.

• In early 2017, as part of our DCM program, we began a Phase 1 single ascending dose study of MYK-491 in healthy volunteers, with topline results expected in the third quarter of this year.

Later this year, MyoKardia will celebrate its five-year anniversary as an industry-leading research organization. Our team is today pursuing two promising programs in the clinic, with sufficient cash to fund operations into 2019.

This is an exciting, pivotal time, not only for us, but also for the broader community of researchers, patients, clinicians and caregivers who seek new hope for those with heritable cardiomyopathies.

As we continue to follow the science and advance these programs, we look forward to sharing further progress on our mission to change the world for patients with serious cardiovascular disease through bold and innovative science.

Tassos Gianakakos CEO, MyoKardia April 2017

Additional 2016 Milestones:

Clinical

•	MyoKardia completed three Phase 1 studies of MYK-461 in 86 healthy volunteers and 15 HCM patients. The studies together demonstrated the ability of MYK-461 to reduce the excessive cardiac contractility associated with HCM in a dose dependent fashion within a well tolerated dose range.
•	The FDA granted Orphan Drug Designation for MYK-461 for the treatment of symptomatic oHCM.

•	MyoKardia announced an exploratory digital health substudy in PIONEER to investigate the potential for a non-invasive investigational wristband to provide information on blood flow abnormalities in oHCM patients.

Research

•	Data demonstrating the ability of MYK-461 to prevent and reverse development of disease in multiple genetic mouse models of HCM were published in Science.

•	Presentations at American Heart Association Scientific Sessions 2016 highlighted the Company’s clinical and animal model research in HCM, as well as novel insights from its Sarcomeric Human Cardiomyopathy Registry (SHaRe) and precision cardiovascular approach.

•	SHaRe data, which revealed that certain variants of myosin protein can lead to earlier onset of HCM, were published in Proceedings of the National Academy of Sciences of the United States of America.

Operations

•	Sanofi elected to continue the global cardiomyopathy research collaboration formed with MyoKardia in August 2014. In connection with this decision, MyoKardia received an associated $45 million payment.

•	MyoKardia received an additional $25 million milestone payment from Sanofi for the filing of an Investigational New Drug application with the FDA for the MYK-491 program in DCM.
•	MyoKardia secured net proceeds of approximately $61 million in financing in a public offering of 4,370,000 shares of common stock, after deducting underwriting discounts, commissions and estimated offering costs.

Cardiomyopathy Community and Patient Outreach

•	MyoKardia continued its outreach to the genetic cardiomyopathy community. The Company has supported and participated in a series of informational sessions for HCM and DCM patients and families.

The sessions are conducted by major cardiomyopathy treatment centers in partnership with leading clinicians and patient advocacy groups. More than 400 cardiomyopathy patients and families have participated.

MyoKardia is a clinical stage biopharmaceutical company pioneering a precision medicine approach to discover, develop and commercialize targeted therapies for the treatment of serious and rare cardiovascular diseases.

MyoKardia’s initial focus is on the treatment of heritable cardiomyopathies, a group of rare, genetically-driven forms of heart failure that result from biomechanical defects in cardiac muscle contraction. MyoKardia has used its precision medicine platform to generate a pipeline of therapeutic programs for the chronic treatment of the two most prevalent forms of heritable cardiomyopathy— hypertrophic cardiomyopathy, or HCM, and dilated cardiomyopathy, or DCM.

MyoKardia’s most advanced product candidate, MYK-461, is an oral small molecule designed to reduce excessive cardiac muscle contractility leading to HCM and has been evaluated in three Phase 1 clinical trials. MyoKardia is currently studying MYK-461 in the Phase 2 PIONEER-HCM trial in symptomatic, obstructive HCM (oHCM). oHCM is subset of HCM for which the U.S. Food and Drug Administration (FDA) has granted MYK-461 Orphan Drug Designation.

MYK-491, the second clinical candidate generated by MyoKardia’s product engine, is designed to increase the overall force of the heart’s contraction in DCM patients by increasing cardiac contractility. MyoKardia is currently evaluating MYK-491 in a Phase 1 study in healthy volunteers; topline data is expected in the third quarter of 2017.

A cornerstone of the MyoKardia platform is the Sarcomeric Human Cardiomyopathy Registry, or SHaRe, a multi-center, international repository of clinical and laboratory data on individuals and families with genetic heart disease, which MyoKardia helped form in 2014. MyoKardia believes that SHaRe, currently consisting of data from approximately 10,000 individuals, is the world’s largest registry of patients with heritable cardiomyopathies.

MyoKardia’s mission is to change the world for patients with serious cardiovascular disease through bold and innovative science. For more information, please visit www.myokardia.com.